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                           DEPOSIT FACILITY AGREEMENT

This Deposit Facility Agreement (the "Agreement") is effective as of March 01, 2001 (the "Effective Date").

Between

MedQuist CM, Corporation, a company incorporated under the laws of Delaware with its registered address at 300 Delaware Ave., 9th Floor, Wilmington, DE 19801 (hereinafter referred to as the "Depositor").

And

PHILIPS ELECTRONICS NORTH AMERICA CORPORATION, a company incorporated under the laws of Delaware, with its registered office at 1251 Avenue of the Americas, New York, NY 10020-1104 (hereinafter referred to as "Philips")


In this Agreement, the Depositor and Philips are referred to individually as "Party" and collectively as "Parties".

WHEREAS the Depositor has requested and Philips has agreed to accept deposit from the Depositor as hereinafter provided for the purpose of optimising the returns on any temporary excess liquidity it might have from time to time.

NOW THEREFORE, in consideration of the mutual terms and conditions hereinafter appearing, the Parties hereby agree as follows:


1. Purpose of Deposit

The Depositor deposits the amount stated in Article 2 herein below to Philips for the purpose of optimising the returns on any temporary excess liquidity it might have from time to time.


2. Deposit Facility

The Depositor shall make available to Philips, as of the Effective Date, a deposit facility amounting in maximum to One Hundred and Fifty Million Dollars (USD 150,000,000) (hereinafter referred to as "the Facility"), upon the terms and conditions as laid down in this Agreement.


3. Availability

Subject to Article 9 of this Agreement, the Facility expires on February 20th, 2002 (hereinafter referred to as "the Expiry Date"). As from the Expiry Date, no further deposit (hereinafter referred to as "Deposit" or "Deposits" as the case may be) can be made. All unpaid Deposits and interest accrued thereon shall become immediately due and payable on the Expiry Date.

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4. Procedure for Deposits

(a) The Depositor shall notify Philips in writing of any Deposit it wishes to place with Philips (hereinafter referred to as "the Notice"), each Notice to be received by Philips two (2) business days (or less, if mutually agreed upon) prior to the first day that the Deposit is to be placed. Each Notice shall specify the amount of the Deposit, the first day of the term of the Deposit, and, subject to Article 7(a) of this Agreement, the interest period of the Deposit. On the first day of the term specified for each Deposit, the Depositor will credit the full amount of the Deposit to Philips' bank account specified by Philips in freely transferable same day funds. All Notices shall be substantially in the form as attached hereto as Schedule I.

(b) Deposits can only be made in United States Dollars. Each request for a Deposit placement shall be for a sum of at least Fifty Thousand Dollars (USD 50,000) or in integral multiples thereof.

(c) Philips may refuse in its absolute and sole discretion any Deposit by the Depositor. If Philips accepts a Deposit, it shall promptly send the Depositor a written confirmation of the Deposit.


5. Repayment

(a) Repayment of the principal amount of a Deposit by Philips shall take place at the end of each interest period for such Deposit, unless:

         (i) it is withdrawn prior to the end of each interest period in accordance with the Article 6 of this Agreement; or,

         (ii) the duration of the Deposit is extended to the subsequent interest period in accordance with Article 5 (c) of this Agreement.

(b)      Final withdrawal shall in no event be later than the Expiry Date.

(c) Subject to Article 5(b) herein above, the Depositor may request that any Deposit be rolled over. In such circumstances, the Depositor shall submit a Request for Rollover to Philips to be received by Philips not later than two business days (or less, if mutually agreed upon) prior to the maturity date of such Deposit (hereinafter referred to as "the Request"). Each Request shall specify the amount of the Deposit, the first day of the term of the Deposit, and, subject to Article 7(a) of this Agreement, the interest period of the Deposit. Articles 5(b) and 5(c) of this Agreement apply mutatis mutandis.


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6. Early Withdrawal

The Depositor may request for an early withdrawal, prior to the end of the interest period, of any Deposit or any part of it amounting to Fifty Thousands Dollars (USD 50,000) or a whole multiple of that amount, without premium or penalty at any time, other than as set forth in this Article 6, if it gives Philips not less than two (2) business days' written notice of the Deposit to be withdrawn and the date and amount of the early withdrawal.

Any such early withdrawal must be accompanied by the aggregate of the present value of the accrued interest on the amount withdrawn minus the difference, as determined by Philips, if such difference is a positive number, between the present value of (i) the amount of interest which would be payable by Philips if it had to borrow such amount at LIBOR (as defined in Article 7(f) of this Agreement) determined on the second business day prior the date of withdrawal and (ii) the amount of interest which would be payable by Philips over such amount during the period from the date of withdrawal until the end of the relevant interest if such amount had not been withdrawn.

Any notice of intention to make an early withdrawal shall be irrevocable for the Depositor.


7. Interest

(a) Each Deposit shall bear interest calculated by reference to successive interest periods, determined as hereinafter provided, each of which shall, subject to Article 3, have a duration of a period of between 1 day and 365 days, to be agreed between the Depositor and Philips.

(b) The Depositor shall notify its selection as to the duration of each interest period in the Notice, provided that if the Depositor fails to give notice of its selection of the duration of an interest period, such interest duration shall be one week.

(c) Each subsequent interest period shall commence on the last day of the preceding interest period.

(d) If any interest period would otherwise end on a day, which is not a business day, that interest period shall be extended to the next succeeding business day.

(e)      No interest period shall extend beyond the Expiry Date.

(f) The rate of interest applicable to each Deposit for each interest period relative thereto shall be (a) the rate per annum which is equal to the London Interbank Best Offer rate of the British Bankers Association as displayed on Bloomberg for United States Dollars at or about 11.00 a.m. (London time) as being the rate at which deposits in the relevant currency of like amounts and term are offered in the London Interbank market ("LIBOR") on the second business days prior to the commencement of such interest period minus a margin of 0.125%.

(g) Interest will be calculated on the basis of a year consisting of 360 days and the number of days actually elapsed (as opposed to business days), and shall be payable on the last day of each interest period.



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8. Termination Events

The Depositor may terminate the Facility if a Termination Event occurs, upon which event the Depositor may demand immediate repayment from Philips of all Deposits and interest accrued. A Termination Event occurs if:

(a) Philips fails to repay any or all Deposits when due (including accrued interest thereon) or if Philips is otherwise in material default in respect of any of its obligations under this Agreement, and Philips fails to remedy this default within five (5) business days after being notified thereof by Depositor; or

(b) Philips has a winding up petition filed against it or becomes bankrupt or insolvent or has a receiving order made against it or compounds with creditors or commences to be wound up or intends to carry on its business under a receiver, trustee or manager for the benefit of its creditors or goes into liquidation or in any way ceases to trade.


9.  Conditions Precedent

This Agreement and the rights and obligations created hereunder shall be subject to Philips being provided the counterpart of this Agreement, duly executed by the Depositor thereby confirming its agreement with all the terms and conditions therein.


10. Representations and Warranties

Each Party represents and warrants that it is a company validly existing under the laws of the State in which it was incorporated, and has the power and authority to enter into, exercise its rights, and perform and comply with all its obligations under and/or pursuant to this Agreement. Each Party further represents and warrants that all actions, conditions, consents and other things required to be taken, fulfilled, obtained and done in order to enable such Party to lawfully enter into, exercise its rights, and perform and comply with all its obligations under and/or pursuant to this Agreement, and in order to ensure that such obligations are legally binding upon and enforceable against such Party, have been fully, duly, unconditionally and irrevocably taken, fulfilled, obtained and done.


11. Costs and Taxes

The costs, taxes, stamp duties and similar charges (hereinafter collectively referred to as "Taxes") arising out of the signing and execution of this Agreement and/or related to the payment of interest or principal of the Deposit shall be borne by the Depositor.


12. Payments

(a) All payments to be made under this Agreement shall be made free and clear of and without any deductions or withholdings whatsoever and shall be made on the due dates herein specified. If the due date is not a business day, the payment shall be made on the business day immediately following that day.

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(b)      All payments by Philips shall be made to the account specified by the
         Depositor from time to time.


13. No Assignment

Neither Party to this Agreement shall assign any of its rights and/or obligations hereunder without the prior written consent of the other Party, which consent shall not unreasonably withheld.


14. Successors and Assigns

In this Agreement, where the context so requires or admits, the expressions "the Depositor" and "Philips" shall include the Parties' respective successors-in-title and permitted assigns.


15. Notices

All notices required to be given shall be given by way of courier or by fax to the Parties at their addresses herein above referred to, or to such other addresses as the Parties may notify in writing to each other from time to time. Notices shall, except as otherwise provided herein, be deemed duly given (i) in the case of courier after the elapse of three business days after the date of posting, and (ii) in the case of fax, after the elapse of twelve hours from the time of faxing.


16. Business Day

All references in this Agreement to "business days" shall mean calendar days on which the banks in New York City, State of New York, USA are open for ordinary business.


17. No Waiver

For the avoidance of doubt, no failure by the Depositor at any time, or from time to time, to enforce or require the strict keeping and performance of any of the terms or conditions of this Agreement shall affect or impair the right of the Depositor at any time to avail itself of such remedies as it may have for any breach of such terms or conditions.


18. Severability

Each of the rights and obligations contained in this Agreement shall be deemed to be distinct and severable terms to the extent that if one or more of such rights and obligations shall be or be declared or become void or unenforceable, then the remaining rights and obligations shall (unless the effect is to frustrate the fundamental basis of this Agreement) continue in force and effect.

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19. Governing Law and Jurisdiction

This Agreement shall be governed by the laws of the State of New York. All disputes arising out of and in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent courts in New York City, State of New York, United States of America.


IN WITNESS WHEREOF THE AUTHORISED REPRESENTATIVES OF THE DEPOSITOR AND PHILIPS HAVE SIGNED THIS AGREEMENT AS OF THE EFFECTIVE DATE.




The Depositor,
MedQuist CM, Corporation




 ...............................................     ...........................
Lisa Oakes, Secretary & Treasurer                   Date

 ...............................................     ...........................
Bruce Van Fossen, President                         Date

Philips,
PHILIPS ELECTRONICS NORTH AMERICA CORPORATION







 ...............................................     ...........................



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Schedule I

Form of Notice

[Letterhead MedQuist CM, Inc.]

To:      Philips Electronics North America Corporation
         1251 Avenue of the Americas
         New York, NY  10020-1104

                                                       Date: __________________

Dear Sirs,

Reference is made to the Deposit Facility Agreement between MedQuist CM, Inc. ("MedQuist CM") and Philips Electronics North America Corporation ("Philips") dated _____________, hereinafter the "Agreement".

Pursuant to Article 4(a) of the Agreement, we inform you that we wish to place a Deposit with you specified as follows:

Amount of the Deposit:                                        USD.............
First day of the term of the Deposit:                         ................
Interest period of the Deposit:                               ............days

If you accept this Deposit, please confirm acceptance in accordance with Article 4(c) of the Agreement as soon as possible.

Yours faithfully,


___________________________ [MedQuist CM]




_____________________________
_____________________________ [specify name(s)]




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